Kirkpatrick & Lockhart LLP                      1800 Massachusetts Avenue, N.W.
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November 19, 2001


Dreyfus Founders Funds, Inc.
2930 East Third Avenue
Denver, Colorado 80206

Ladies and Gentlemen:

     You have requested our opinion, as counsel to Dreyfus Founders Growth Fund (the "Acquiring Fund"), a series of Dreyfus Founders Funds, Inc. (the "Corporation"), a Maryland corporation, as to certain matters regarding the issuance of Shares of the Acquiring Fund. As used in this letter, the term "Shares" means the Class A, Class B, Class C, Class F, Class R and Class T shares of common stock of the Acquiring Fund issued in connection with the reorganization of Dreyfus Founders Focus Fund (the "Target Fund"), also a series of the Corporation, into the Acquiring Fund, as provided for a Plan of Reorganization dated as of November 16, 2001 (the "Plan"). The Plan provides for the Target Fund to transfer all of its assets to the Acquiring Fund in exchange solely for the issuance of Shares and the Acquiring Fund's assumption of liabilities of the Target Fund. In connection with the Plan, the Corporation is about to file a registration statement on Form N-14 (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended (the "1933 Act"), the Shares to be issued pursuant to the Plan.

     As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Corporation's Articles of Incorporation and By-Laws and such resolutions and minutes of meetings of the Corporation's Board of Directors, and such other documents relating to the Corporation's formation and operation and the issuance of the Shares as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws in that State and to the 1933 Act, the Investment Company Act of 1940, as amended (the "1940 Act"), and the regulations of the Securities and Exchange Commission (the "SEC") thereunder.

     Based on present laws and facts, we are of the opinion that the issuance of the Shares has been duly authorized by the Corporation and that, when issued in accordance with the Plan and the terms contemplated by the Registration
Statement, including compliance with the 1933 Act and the 1940 Act, and applicable state laws regulating the distribution of securities, the Shares will have been validly issued, fully paid and non-assessable.

Dreyfus Founders Funds, Inc.
November 19, 2001
Page 2



     We hereby consent to this opinion accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm as "counsel" to the Acquiring Fund.



                                    Very truly yours,

                                    /s/ Kirkpatrick & Lockhart LLP

                                    KIRKPATRICK & LOCKHART LLP